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                                                                     EXHIBIT 2.1
                           ARTICLES OF INCORPORATION
                                      OF
                              PCSupport.com, Inc.


     Article I.  The name of the Corporation is PCSupport.com, Inc.

     Article II. Its principal office in the State of Nevada is 774 Mays Blvd. #10, Incline Village NV 89452. The initial resident agent for services of process at that address is N&R Ltd. Group, Inc.

     Article III. The purposes for which the corporation is organized are to engage in any activity or business not in conflict with the laws of the State of Nevada or of the United States of America. The period of existence of the corporation shall be perpetual.

     Article IV. The corporation shall have authority to issue an aggregate of Fifty-two Million (52,000,000) shares of par value one mil ($0.001) per share, for a total capitalization of Fifty-Two Thousand ($52,000.00). The Board of Directors shall be vested with discretion to issue and allocate these shares among the following two classes, within the following stated limitations: Class A, Common Equity Voting Stock (hereafter to be called "Common Stock"), not to exceed 50,000,000 shares; Class B, Special Non-Equity Voting Stock, Convertible to Common Stock, ("Special Voting Stock") not to exceed 2,000,000 shares; and no other class or classes of stock. The corporation's capital stock may be sold from time to time for such consideration as may be fixed by the Board of Directors, provided that no consideration so fixed shall be less than par value.

     Article V. The name and address of the Incorporator of the corporation is WILLIAM STOCKER, Attorney at Law, 34700 Pacific Coast Highway, Suite 303, Capistrano Beach CA 92624, PHONE (949) 248-9561. FAX (949) 248-1688. The
affairs of the corporation shall be governed by a Board of Directors of not less than one (1) nor more than seven (7) persons. The Initial Director of the corporation, whose name and address is KIRT W. JAMES, 34700 Pacific Coast Highway, Suite #303, Capistrano Beach CA 92624, to serve until the next regular meeting of shareholders or until their successors are elected.

     Article VI. No shareholder shall be entitled to any preemptive or preferential rights to subscribe to any unissued stock or any other securities which the corporation may now or hereafter be authorized to issue, nor shall any shareholder possess cumulative voting rights at any
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shareholders meeting, for the purpose of electing Directors, or otherwise.

     Article VII. The affairs of the corporation shall be governed by a Board of Directors of not less than one (1) nor more than seven (7) persons. The Initial Director of the corporation, whose name and address is KIRT W. JAMES, 34700 Pacific Coast Highway. Suite #303, Capistrano Beach CA 92624, to serve until the next regular meeting of shareholders or until their successors are elected.

     Article VIII. The Capital Stock, after the amount of the subscription price or par value, shall not be subject to assessment to pay the debts of the corporation, and no stock issued, as paid up, shall ever be assessable or assessed.

     Article IX. The initial By-laws of the corporation shall be adopted by its Board of Directors. The power to alter, amend or repeal the By-laws, or adopt new By-laws, shall be vested in the Board of Directors, except as otherwise may be specifically provided in the By-laws.

     Article X. The Capital Stock, after the amount of the subscription price or par value, shall not be subject to assessment to pay the debts of the corporation, and no stock issued, as paid up, shall ever be assessable or assessed.

     I THE UNDERSTAND, being the Incorporator hereinabove named for the purpose of forming a corporation pursuant the General Corporation Law of the State of Nevada, do make and file these Articles of Incorporation, hereby declaring and certifying that the facts herein stated are true, and accordingly have set my hand hereunto this Day.


Dated:  April 5, 1999              /s/William Stocker
                                   ------------------
                                   William Stocker
                                   Attorney at Law
                                   Incorporation